Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Schrödinger, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other(3)	400,000 shares(2)	$24.05(3)	$9,620,000(3)	$110.20 per $1,000,000	$1,061

Total Offering Amounts					$9,620,000		$1,061

Total Fee Offsets							-

Net Fee Due							$1,061

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Reflects 400,000 additional shares issuable under the 2021 Inducement Equity Incentive Plan, as amended.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq Global Select Market on October 31, 2022.

ACTIVEUS 197017694